AGREEMENT FOR THE PROVISION OF SERVICES


                  THIS AGREEMENT FOR THE PROVISION OF SERVICES
        (this "Agreement") is made as of the 18th day of February, 2005

                                 BY AND BETWEEN:

                              NOVA CHEMICALS INC.,
               a corporation organized under the laws of Delaware
                     (hereinafter referred to as "Provider")

                                       and

                              LRM INDUSTRIES, LLC,
              a limited liability company incorporated in Delaware,
                      (hereinafter referred to as "User").

                                   BACKGROUND:

     Pursuant to the LIMITED LIABILITY COMPANY AGREEMENT of LRM INDUSTRIES LLC and NOVA CHEMICALS INC. (the "LLC Agreement"), Envirokare Composite Corp and NOVA Chemicals Inc. have entered into a joint venture business to commercialize the TPF Technologytm. In connection therewith, the parties desire to enter into this Agreement, pursuant to which Provider will provide certain services more fully described herein to User.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Certain Defined Terms. Capitalized terms used in this Agreement and not specifically defined in context shall have the respective meanings ascribed to them in this Section, unless the context clearly requires otherwise:

     "Applicable Laws" means (i) all federal, provincial or local laws, regulations and rules (to the extent having the force of law) of any Governmental Body in the country in which the Services are provided, and (ii) all orders, rulings, judgments and decrees of any Governmental Body in the country in which the Services are provided, to the extent binding on either party to this Agreement or the provision of Services pursuant to this Agreement.

     "Business Day" means a day (other than a Saturday or Sunday) on which the banking institutions in the jurisdiction in which the Services are being provided are open for business.

     "Default Rate" means the rate of interest per annum publicly announced from
time-to-time  by   _______________   as  its  [prime]  rate  in  effect  at  its
_______________ office, plus ____ percent (__%).

     "Effective Date" means the date on which the LLC Agreement is executed.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency or instrumentality thereof, or any court or arbitrator, which has, in each case, jurisdiction over the matter in question.

     "Services" means all services and resources to be provided, and tasks to be performed, by Provider pursuant to this Agreement, as more fully described in
Article II hereof.

     1.2 Other Defined Terms. The following listing identifies additional defined terms used in this Agreement and the Section of this Agreement in which they are defined:

                  "Agreement" - Preamble
                  "Arbitration Notice" - 6.3
                  "Dispute Notice" -   Section 6.2
                  "Provider" - Preamble
                  "Term" - Section 4.1
                  "User" - Preamble

     1.3 Schedules. The following Schedules are annexed hereto and form part of this Agreement:

                  [Insert as applicable.]

     1.4 Interpretation.

     (a) Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (iv) references to "hereunder" or "herein" relate to this Agreement.

     (b) Although this Agreement may be translated into different languages, the governing version shall be the English language version.

     (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     (d) References to this "Agreement" shall be construed to include a reference to this Agreement as amended, modified or novated from time-to-time and shall include a reference to any document which amends, waives, is supplemental to or novates the terms of this Agreement. Without limiting the generality of the foregoing, references to this "Agreement" shall include the Schedules hereto, as the same may be amended or modified from time-to-time.

     (e) The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement. Section, subsection, clause and Schedule references are to this Agreement, unless otherwise specified.

     (f) References to a "day" shall mean a period of 24 hours running from midnight to midnight. References to periods of a number of days shall mean calendar days, unless the applicable provision specifies Business Days.

     1.5 Currency. All references to amounts of money herein, unless otherwise specified, shall be to United States Currency.


                                   ARTICLE II
                              PROVISION OF SERVICES

     2.1 Services to be Provided. As provided in the LLC Agreement, Provider has agreed to provide one million dollars ($1,000,000) of Services to the User, pursuant to the following terms.

     (a) Subject to reasonable notice and availability, Provider will provide certain personnel services to the User who will be classified, at Provider's sole discretion, but with notice to User as to a particular designation, as "Senior Professionals." Such Senior Professionals will include, but not be limited to Engineers, Lawyers, Managers and other senior level employees of Provider. Provider will provide such Senior Professionals to the User at a fixed rate of one hundred dollars ($100) per hour, up to a daily maximum of one thousand dollars ($1,000) per day.

     (b) Subject to reasonable notice and availability, Provider will provide certain personnel services to the User who will be classified, at Provider's sole discretion, but with notice to User as to a particular designation, as "Professionals." Such Professionals will include, but not be limited to Accountants, Technicians and other non-senior level employees of Provider. Provider will provide such Professionals to the User at a fixed rate of seventy dollars ($70) per hour, up to a daily maximum of seven hundred dollars ($700) per day.

     (c) All expenses incurred by Provider in providing the Services will be reimbursed by User and will count toward the one million dollar ($1,000,000) maximum set forth in this Section 2.1(a).

     (d) Provider will use its best efforts to make the requested resources for the provision of Services available to User on a timely basis. If the requested resource cannot be made available to User within the timeframe requested, Provider will use its best efforts to provide a similar and equivalent resource, based on the need of the User (the "Substitute Resource"). Such Substitute Resource may be either another employee of Provider, or, at Provider's sole discretion, a third party with the same capabilities as those of the requested resource. Any third party that is provided by Provider will be billed in the same rate as set forth in this Section 2.1.

     (e) In order to assist Provider in predicting the availability of resources, User will provide Provider with a three month rolling estimate of its forecasted needs for Services required hereunder. Provider will inform User of the availability of resources as soon as reasonably practical following User's request.

     2.2 Standards and Levels of Services.

     (a) The Provider shall perform the Services in accordance with all Applicable Laws. To the extent that the Services are provided on the premises of User, the Provider shall comply with User's safety standards.

     (b) The standards and levels of service employed in the provision of the Services shall be as determined from time-to-time by the Provider in accordance with the Provider's then-existing requirements for comparable services on behalf of itself and its divisions and subsidiaries

     2.3 User Obligations. [COMMENT: In general, the User will be obligated to cooperate, respond promptly, and provide access to facilities and people as needed. Other requirements will be appropriate for particular services.]

     2.4 Circumstances Excusing Performance. The Provider shall not be liable for delay or interruption in the performance of the Services, or for inability to perform the Services, due to acts of God, flood, fire, lightning, earthquake, epidemic, quarantine restriction, war, sabotage, acts of a public enemy, acts of terrorism, insurrection, riot, civil disturbance, accidents or disruptions such as fire, explosion or major equipment breakdown, failures or delay beyond the Provider's reasonable control in securing necessary materials, equipment, services or facilities, strikes, slowdowns, jurisdictional disputes or other labor difficulties, restraint by court order or public authority, any act, delay or failure to act by any Governmental Body, including delay or failure to obtain authorizations or approvals from any Governmental Body, any delay caused by User or any party acting under the direction of User or on its behalf, or any other cause beyond the Provider's reasonable control; provided, however, that the Provider shall use diligent efforts to avoid, or, if unavoidable, minimize or work around, the effects of any such event upon the performance of the Services pursuant to this Agreement. Upon receipt of a notice from the Provider requesting appropriate action, the User and the Provider will negotiate mutually acceptable changes to this Agreement or any other affected agreement or instrument which effect equitable adjustments in the fees and any other affected provision of this Agreement, or any other affected agreement or instrument, resulting from the occurrence of any event of the type referred to in this Section.

     2.5 Expansion; Additional Services.

     (a) If, during the Term of this Agreement, the User desires that the Provider perform additional work or services for User beyond the Services or beyond the level of Services required by this Agreement, the User shall deliver a written request or proposal for the same. The Provider shall exert its best efforts to evaluate such written request within a reasonable period of time after its receipt thereof. The Provider shall not unreasonably refuse the changes requested by the User; provided, however, that, if such changes increase the cost to the Provider of providing the Services, the Provider shall not be obligated to implement any requested additions or changes unless and until the parties shall have negotiated an equitable adjustment in the fees included in this Agreement.

                                   ARTICLE III
                                 TAXES; PAYMENT

     3.1 Taxes. The User shall be responsible for the payment of all taxes, including, but not limited to, all levels of sales taxes, goods and services taxes and value added taxes, to the extent applicable in respect of the provision of Services by the Provider pursuant to this Agreement; provided, however, that the User shall have no obligation for any withholding taxes on the wages paid by the Provider to its employees or for any taxes based on the Provider's income. The parties shall cooperate with each other to minimize applicable taxes and duties, to the extent permissible under Applicable Law, and each shall provide the other with any certificates or documents reasonably requested by the other for such purpose.

     3.3 Payment Terms.

     (a) The Provider shall submit an accounting to the User each month for Services performed during the immediately preceding month. Each such accounting shall be accompanied by all appropriate supporting documentation.

     (b) In no event shall the User be entitled to set-off or reduce any payments due and owing to the Provider pursuant to this Agreement by any amount which the User claims are owed to it by the Provider pursuant to this Agreement or any other agreement.

                                   ARTICLE IV
                              TERM AND TERMINATION

     4.1 Term. The term of this Agreement (including any renewal period, the "Term") shall commence on the Effective Date and, subject to Section 4.2, shall continue in full force and effect until the date that is two (2) years after the Effective Date.

     4.2 Termination. Section 4.1 notwithstanding, this Agreement shall be terminated:

     (a) by either party and with immediate effect if, following a material breach of this Agreement by either party, the non-breaching party sends initial written notice of such material breach and the breaching party fails to cure such material breach within thirty (30) days of the date of such initial notice; provided, however, that if a cure cannot reasonably be accomplished within a thirty (30) day period, this Agreement may not be terminated by reason of such material breach, so long as the breaching party commences a cure within the thirty (30) day cure period and diligently pursues such cure until completion, and such completion occurs within ninety (90) days of the initial notice of material breach. The foregoing notwithstanding, the Provider may terminate this Agreement by written notice having immediate effect in the event that the User fails to pay in full the amount of any invoice that has been outstanding for more than ninety (90) days after the invoice date if the Provider sends initial written notice to the User of such failure and the User fails to cure such failure within ten (10) days of the date of such initial notice;

     (b) upon the exhaustion of the one million dollar ($1,000,000) maximum Services set forth in Section 2.1 herein; or

     (c) by both parties in writing on mutually agreed terms.


                                    ARTICLE V
                       LIMIT OF LIABILITY; INDEMNIFICATION

     5.1  Disclaimer.  EXCEPT  AS  OTHERWISE  PROVIDED  IN THIS  AGREEMENT,  THE
PROVIDER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES TO BE PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     5.2 Limitation of Damages and Liability.

     (a) THE PROVIDER SHALL NOT BE LIABLE TO THE USER IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER:

          (i) FOR ANY DAMAGES ARISING OUT OF HARDWARE OR SOFTWARE DEFECT, ERROR OR MALFUNCTION;

          (ii) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE PROVIDER IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME;

          (iii) FOR LOST OR ANTICIPATED REVENUES OR PROFITS ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE PROVISION OF, OR FAILURE TO PROVIDE, SERVICES HEREUNDER, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE PROVIDER IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME; or

          (iv) FOR ANY DIRECT DAMAGES, UNLESS SUCH DIRECT DAMAGES ARISE FROM A BREACH OF THIS AGREEMENT OR THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PROVIDER.

     (b) THE PROVIDER SHALL HAVE NO LIABILITY WHATSOEVER TO ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF, OR FAILURE TO PROVIDE, SERVICES HEREUNDER.

     5.3 Indemnification.

     (a) The Provider shall indemnify, defend and hold harmless the User and any of the User's directors, equity constituents, officers, employees, agents, consultants, representatives, successors or permitted assigns from and against any claims, suits, actions, legal or administrative proceedings, demands, damages, liabilities, reasonable attorneys' fees, required costs, required expenses and losses which are asserted by third parties against the User and which result from a material breach of this Agreement by the Provider.

     (b) The User shall indemnify, defend and hold harmless the Provider and any of the Provider's directors, equity constituents, officers, employees, agents, consultants, representatives, successors or permitted assigns from and against any claims, suits, actions, legal or administrative proceedings, demands, damages, liabilities, reasonable attorneys' fees, required costs, required expenses and losses which are asserted by third parties against the Provider and which result from a material breach of this Agreement by the User.

     (c) The party seeking indemnification shall give prompt written notice to the other of any claim for which indemnification may be claimed hereunder, and the parties shall then cooperate as reasonably required to defend such claim; provided, however, that the right of the indemnitee to indemnification hereunder shall not be affected by any failure or delay by the indemnitee to give such notice, except to the extent that the rights and remedies of the indemnitor shall have been materially prejudiced as a result of such failure or delay.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

     6.1 General. Unless otherwise agreed by the parties, any matter in dispute under or relating to this Agreement shall be finally resolved by binding arbitration, unless resolved as provided in Section 6.2 hereof. The provisions of this Article shall govern any arbitration under this Agreement.

     6.2 Informal Dispute Resolution. In the event that any dispute, claim or disagreement arises under or relating to this Agreement or the breach hereof, the parties shall first use their best efforts to attempt to resolve the dispute informally pursuant to this Section 6.2. In the event of a dispute, either party shall notify the other in writing of its intention to attempt to resolve the dispute pursuant to this Section 6.2 (a "Dispute Notice"). Within five (5) Business Days after the recipient's receiving such Dispute Notice, the parties shall each appoint a representative knowledgeable on the topic at issue, and within that same five (5) Business Day period, each party shall notify the other of its appointment of its representative. Such representatives shall meet as promptly as practicable after their appointment in an attempt to reach a just and equitable solution satisfactory to both parties, working in good faith and recognizing the parties' mutual interests. Such meeting or meetings may occur in person or by telephone. In the event that the designated representatives are unable to resolve the dispute within ten (10) Business Days after the recipient's receipt of the Dispute Notice, then the parties shall refer the matter to more senior officers who shall then meet as promptly as practicable after their appointment in an attempt to reach a just and equitable solution satisfactory to both parties, working in good faith and recognizing the parties' mutual interests. In the case of the Provider, such senior officer shall be the General Counsel or his designee and in the case of the User, such senior officer shall be the President. In the event that such senior officers are unable to resolve the dispute within twenty (20) Business Days after the recipient's receipt of the Dispute Notice, or if either party fails to appoint a representative, or if such designated representatives or senior officers, as the case may be, fail to meet with each other, in any event during the time periods specified in this Section, then either party may refer the matter to binding arbitration in accordance with this Article.

     6.3 Arbitration. In the event that the parties are unable to resolve their dispute pursuant to Section 6.2, then, upon written notice by either party to the other (an "Arbitration Notice") the dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in New York, in accordance with the rules of the American Arbitration Association and its International Arbitration Rules. The parties agree that they will abide by and perform any judgment rendered by the arbitrator, and the judgment of the arbitrator shall be final and binding on the parties. Judgment upon the award of the arbitrator may be entered and enforced by any court having jurisdiction. No litigation or other proceeding may ever be instituted at any time in any court or before any administrative agency or body for the purpose of adjudicating, interpreting or enforcing any of the rights or obligations of the parties hereto or the rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted: (a) for the purpose of having the judgment of an arbitrator entered and enforced; or (b) to seek an injunction or restraining order (but not damages in connection therewith) in circumstances where such relief is available. The fees and expenses of the arbitrator shall be allocated between the parties as determined by the arbitrator. No punitive, indirect, special, exemplary, incidental or consequential damages may ever be awarded by the arbitrator or any court, and each of the parties hereby waives any and all rights to make, claim or recover any such damages.


                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 Notices.

     (a) Manner of Giving Notice; Effectiveness. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing, in the English language and shall be personally delivered or delivered by a recognized overnight delivery service. Any such notice, consent or other communication shall be deemed to have been duly given when delivered personally or one Business Day after being sent by a recognized overnight delivery service, delivery charges prepaid. Notices, consents and other communications may also be given by facsimile or e-mail, and in such event, shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in one of the manners provided in the first sentence of this Section.

     (b) Notice Addresses.

     Notices to Provider shall be directed as follows:



     Notices to User shall be directed as follows:



     (c) Change of Notice Address. Either party may change its address for notice, and any address to which copies must be sent, by giving notice of the new address to the other party in accordance with this Section; provided that any such change of address notice shall not be effective unless and until it is received.

     7.2 Entire Agreement. This Agreement states the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

     7.3 Assignment. This Agreement shall bind, benefit and be enforceable by and against the parties and their respective successors and consented-to assigns. Neither party shall in any manner assign any of its rights or obligations under this Agreement without the prior, express, written consent of the other party.

     7.4 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless it is in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     7.5 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     7.6 Counterparts. This Agreement may be executed in any number of counterparts (delivery of which may occur via facsimile or e-mail in .pdf format), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     7.7 Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law and without regard to any choice of law or choice of forum provision, rule or principle. The parties to this Agreement irrevocably agree that the courts of New York shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

     7.8 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, upon any person other than the parties hereto, including any customer, supplier, employee, contractor, agent or representative of User.

     7.9 Confidentiality.

     (a) The parties shall treat as strictly confidential and shall not disclose all information received or obtained as a result of entering into or performing this Agreement, to the extent such information relates to:

     (i) the provisions of this Agreement;

     (ii) the negotiations relating to this Agreement;

     (iii) the performance of this Agreement;

     (iv) the other party or any aspect of its business or operations; or

     (v) the subject matter of this Agreement.

     (b) Either party may disclose information which would otherwise be confidential, if and to the extent:

     (i) required by Applicable Laws;

     (ii) required by any securities exchange or agency to which either party is subject, wherever situated, whether or not the requirement has the force of law;

     (iii) disclosed on a strictly confidential basis to the professional advisors or auditors of the party or to any actual or potential lenders to that party;

     (iv) that the information has come into the public domain through no fault of that party; or

     (v) that the other party has given prior written approval to such disclosure.

     (c) This Section shall survive the termination of this Agreement for a period of five (5) years after such termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 PROVIDER:





                                 By:  /s/ Jack Mustoe
                                 Name:    Jack Mustoe
                                 Title:   Vice President






                                By:   /s/ Dale Spiess
                                Name:     Dale Spiess
                                Title:    Sr. Vice President





                                USER:





                                By:  /s/ John Verbicky
                                Name:    John Verbicky
                                Title:   CEO